Exhibit 10.15

December 18, 2012

Martha Nelson

c/o Time Inc.

1271 Avenue of the Americas

New York, NY 10020

Dear Martha:

You are currently employed by Time Inc. (the “Company”) pursuant to an employment agreement dated June 18, 2010, and subsequently amended by letter agreement dated January 7, 2011 and effective December 2, 2010 (as amended, the “Prior Agreement”). This agreement (“Agreement”) supersedes the Prior Agreement effective on the Effective Date (defined in Section 1) and the following confirms our discussions concerning the terms and conditions of your employment with Time Inc.:

1. Term of Employment. Except for earlier termination as provided in Section 5 hereof, the term of employment under this Agreement (the “Term of Employment”) will commence on January 1, 2013 (the “Effective Date”) and will continue thereafter until December 31, 2015 (the “Term Date”).

2. Employment. The Company will, during the Term of Employment, employ you and you will serve as Editor-in-Chief, Time Inc., or in such additional capacities as may be assigned from time to time by the Company. You will have such authority, functions, duties, powers and responsibilities as the Company may delegate to you, consistent with your position as Editor-in-Chief and Exhibit A, You agree, subject to your appointment as such, to hold such additional titles and serve, during the Term of Employment, in such senior editorial capacities to which you may be appointed from time to time in the Company and its affiliated companies. Notwithstanding the foregoing, the Company shall not materially reduce or materially diminish your authority or responsibilities as Editor-In-Chief during the Term of Employment. You will devote substantially all of your business time, attention, skill and efforts to the performance of your duties hereunder and will faithfully and diligently serve the Company. You shall report to the Chief Executive Officer of the Company. You may manage your passive investments and be involved in charitable, religious, and civic interests so long as they do not materially interfere with the performance of your duties hereunder, and so long as they do not otherwise violate the written policies of the Company and Time Warner Inc. (“TWI”). In performing your duties hereunder, you will comply with all written policies and procedures of the Company and TWI.

3. Compensation, Other Remuneration and Sabbatical.

3.1 Base Salary. The Company will pay to you during the Term of Employment, a base salary at the rate of not less than $1,000,000 per annum (the “Base Salary”). The Company may increase, but not decrease, the Base Salary during the Term of Employment. Base Salary will be paid in accordance with the customary payroll practices of the Company and shall be subject to payroll deductions and required withholdings.

3.2 Bonuses and Long Term Incentives.

(a) You shall be eligible to participate in the Company’s discretionary annual incentive cash bonus plans (“Bonus”) to the extent that you are eligible in accordance with the terms of such plans. Your Bonus target during the Term of Employment shall be not less than $800,000. Any Bonus will be paid at the time specified in the applicable plan or, if not specified therein, between January and March 15 of the year following the fiscal year for which the Bonus is earned.

(b) So long as your employment with the Company has not been terminated, you shall also be eligible to participate in any stock option, restricted stock unit, cash-based long-term incentive plan or other long-term incentive program, whether now existing or established hereafter, to the extent executives at your level are generally deemed eligible to participate therein (collectively, the “Long-Term Incentive Plans”).

(c) In addition, you will be eligible to receive a stay bonus (the “Stay Bonus”) in the gross amount of $150,000 so long as you remain actively employed by the Company as of June 15, 2013. If, prior to receiving the Stay Bonus, you are terminated pursuant to Paragraph 5.2 (death) or Paragraph 5.3 (disability), the Stay Bonus shall be paid to you, or your estate, as applicable, within 90 days of your last day of employment.

3.3 Sabbatical. So long as your employment with the Company has not been terminated, you shall be entitled to receive the benefits of the Company’s sabbatical policy as in effect as of the Effective Date. If your employment with the Company is terminated pursuant to Section 5.4 hereof, in addition to the benefits provided in Section 5.4, you shall also be entitled to up to 13 weeks of Base Salary in lieu of any remaining sabbatical leave (provided that you have not already taken all of your sabbatical leave prior to such termination). For purposes of clarity, if your employment is terminated pursuant to Section 5.4A at the end of the Term of Employment, you will remain eligible for any payments related to unused sabbatical leave due under this Section 3.3.

4. Benefits. You will be eligible to participate in any pension plan, employee stock ownership plan, group life insurance, extended travel and accident insurance, hospitalization, medical, health, disability or other insurance plan and any other employee benefit or welfare plan, program or policy of the Company, whether now existing or established hereafter (collectively, the “Benefit Plans”), to the extent that you are eligible under the general provisions thereof as in effect from time to time. You are currently a participant in the Time Warner Excess Benefit Pension Plan, which has been frozen for purposes of additional benefit accruals, and the vested benefit owed to you under such plan will be paid to you pursuant to the plan provisions.

5. Termination.

5.1 Termination for Cause.

(a) The Company may terminate your Term of Employment and all of the Company’s obligations hereunder, other than its obligations set forth below in this Section 5.1, at any time for “Cause.” “Cause” shall mean termination because of your (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised), (b) willful failure or refusal without proper cause to perform your duties with the Company, including your obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment) and, after having been given written notice thereof by the Company, failure to correct such willful failure or refusal to perform (if curable) within thirty (30) days after receipt of such notice, (c) misappropriation, embezzlement or reckless or willful destruction of Company property, (d) breach of any statutory or common law duty of loyalty to the Company, (e) intentional and improper conduct materially prejudicial to the business of the Company or any of its affiliates, or (f) material breach of any of the covenants provided for in Section 6 hereof.

(b) In the event of termination by the Company for Cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligations to you other than to: (i) pay Base Salary and unused vacation accrued through the effective date of termination, (ii) pay any unpaid Bonus for any completed prior fiscal year and (iii) comply with obligations owed under the Benefit Plans in accordance with their terms as in effect as of the effective date of termination ((i) through (iii) collectively, the “Termination Entitlement”).

5.2 Termination Due to Death. This Agreement shall terminate upon your death and the Company shall not have any further obligations hereunder, except that your estate will be entitled to receive, in addition to any regular life insurance benefits paid by the Company, the Termination Entitlement. The Company will also pay you a pro-rated portion of the Average Annual Bonus (as defined below) for the year of your death, and such payment will be made pursuant to the provisions of the Company’s bonus plan.

5.3 Termination Due to Disability. If during the Term of Employment you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing the material functions of your position for periods aggregating six (6) months in any twelve (12) month period, the Company will be entitled to terminate the Term of Employment upon written notice to you given at any time thereafter during which you are still disabled. You will thereafter be entitled to receive, in addition to the Termination Entitlement, (subject to the requirements of Section 5.7) Base Salary and “Average Annual Bonus” (as defined below) for twenty-four (24) months, paid in substantially equal installments in accordance with the customary payroll practices of the Company, and subject to payroll deductions and required withholdings, but reduced on a monthly basis by an amount equal to the disability payments received for such month by you from Workers’ Compensation, Social Security and disability insurance policies maintained by the Company or its affiliate; provided, however, that all payments under this Section 5.3 shall cease upon the earlier of: (i) your commencing substantially full-time employment, or (ii) you ceasing to be eligible for long-term disability benefits under the Company’s or an affiliate’s long-term disability plan in effect as of the date of your disability. Upon the termination of payments made pursuant to this Section 5.3, your disability payments, if any, will be determined in accordance with the Company’s long-term disability program then in effect, and no further payments will be made pursuant to the terms of this Agreement. All payments made under this Section 5.3 after the date of termination of employment are intended to be disability payments, regardless of the manner in which they are computed. For purposes of this Agreement, “Average Annual Bonus” shall be defined as an amount equal to the average of the two (2) highest Bonus amounts received by you (excluding any special, spot or long-term incentive plan bonuses) during the most recent five (5) completed fiscal years of the Company.

5.4 Other Termination by the Company.

(a) The Company may terminate the Term of Employment, other than a termination under Sections 5.1, 5.2, or 5.3, at any time upon thirty (30) days written notice to you. In lieu of thirty (30) days written notice, upon providing you written notice of its termination of the Term of Employment, the Company may instead terminate the Term of Employment immediately or at any time during the thirty (30) day notice period, in which case it will continue to pay your Base Salary for thirty days or the remainder of the notice period, as the case may be. In the event that your Term of Employment is so terminated, you will (subject to the requirements of Section 5.7) be treated as an employee of the Company (but without any title) until the end of the Severance Period (defined in Section 5.4(b) below) and will be entitled to receive Base Salary and Average Annual Bonus for that period in substantially equal installments paid either monthly or bi-weekly, in accordance with the customary payroll practices of the Company; provided, however, that:

(i) if you die during the Severance Period (defined in Section 5.4(b) below), your payments pursuant to this Section 5.4(a) shall cease, and your estate will be entitled to receive, in addition to any regular life insurance benefits paid by the Company, any payments due pursuant to this Section 5.4(a) through the date of your death;

(ii) if you accept employment with any other corporation, partnership, trust, government or other entity during the Severance Period (defined in Section 5.4(b) below), or notify the Company in writing of your intention to terminate your status of being treated as an employee during the Severance Period, you will continue to receive all payments pursuant to this Section 5.4(a), but shall cease to be treated as an employee of the Company for purposes of your rights to receive certain post-termination benefits under Section 5.4(c)(ii) and (iii) below, effective upon the commencement of such employment, or the effective date of such termination as specified by you in such notice. If you accept employment with any other corporation, partnership, trust, government or other entity during this period that offers you health and welfare benefits or if you notify the Company in writing of your intention to terminate your status of being treated as an employee, you will also cease to be treated as an employee of the Company for purposes of your rights to the post-termination benefits described in Section 5.4(c)(i); and

(iii) if you accept employment with TWI or a majority owned TWI direct or indirect subsidiary during such period, your payments pursuant to this Section 5.4(a) shall cease effective the first date of employment with such TWI entity.

(b) The “Severance Period” shall be 24 months following the end of the thirty (30) day notice period under Section 5.4(a).

(c) During the period you are treated as an employee of the Company, unless prohibited by law, (i) you will continue to be eligible to participate in the Company’s health and life insurance plans on the same terms and conditions as regular full-time employees, (ii) the options to purchase TWI stock granted to you by TWI will continue to vest and be exercisable pursuant to the plans and option agreements under which such options were granted (but not beyond the expiration of any such options) and (iii) any restricted stock units (“RSUs”) granted to you by TWI will be governed by the applicable plan and agreement under which such RSUs were granted. However, during such period, you will not be entitled any additional awards or grants under any equity plan or other Long-Term Incentive Plan or to continue elective deferrals in or accrue additional benefits under any qualified or nonqualified retirement programs maintained by the Company or TWI.

(d) If the Company terminates the Term of Employment pursuant to this Section 5.4, any unpaid Bonus for the fiscal year of such termination shall be paid in accordance with the terms of the relevant Bonus plan.

(e) In the event that the Company terminates the Term of Employment pursuant to this Section 5.4, you shall not be required to take actions in order to mitigate your damages hereunder, unless Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), would apply to any payments to you by the Company and your failure to mitigate would result in the Company losing tax deductions to which it would otherwise have been entitled. In such an event, you will engage in whatever mitigation is necessary to preserve the Company’s tax deductions. With respect to the preceding sentences, any payments or rights to which you are entitled by reason of the termination of employment without cause shall be considered as damages hereunder. Any obligation to mitigate your damages pursuant to this Section 5.4(e) shall not be a defense or offset to the Company’s obligation to pay you in full the amounts provided in this Section 5.4 upon the occurrence of a termination by the Company pursuant to Section 5.4 at the times provided herein, or the timely and full performance of any of the Company’s other obligations under this Section 5.4.

5.4A Termination After the Term Date. If, at the Term Date, the Term of Employment shall not have been previously terminated pursuant to the provisions of this Agreement, and the parties shall not have agreed to an extension or renewal of this Agreement or on the terms of a new employment agreement, then the Term of Employment shall continue on a month-to-month basis and you shall continue to be employed by the Company pursuant to the terms of this Agreement, subject to termination by either party hereto on sixty (60) days written notice delivered to the other party (which notice may be delivered by either party at any time on or after the date which is sixty (60) days prior to the Term Date). If the Company shall terminate the Term of Employment on or after the Term Date for any reason (other than for cause as defined in Section 5.1, in which case Section 5.1 shall apply) or you elect to resign or retire after the Term Date, then such termination shall be deemed for all purposes of this Agreement to be a “termination without cause” under Section 5.4, and the provisions of Sections of 5.4 shall apply, except that the Severance Period will be for 12 months (instead of 24 months) following the end of the sixty (60) day notice period.

5.5 Termination Due to Material Breach by Company. You will have the right, exercisable by notice to the Company, to terminate your employment, effective sixty (60) days after the giving of notice, if at the time of such notice, the Company shall be in material breach of its obligations hereunder; provided, however, that this Agreement and your employment will not so terminate if within such thirty (30)-day period the Company has cured all such material breaches of its obligations hereunder, and provided further, that such notice is provided to the Company within

90 days after you become aware of, or reasonably should have become aware of, the occurrence of such material breach. If such material breach has not been so cured, you may elect, subject to the requirements of Section 5.7, to treat such breach as a termination of the Term of Employment by the Company pursuant to Section 5.4 above, and you shall be entitled to the rights and benefits provided for therein.

5.6 Resignation or Retirement. You may terminate the Term of Employment for any reason, including, without limitation, your retirement, at any time on ninety (90) days’ prior written notice to the Company. In such event, the Company’s only obligations to you will be for the Termination Entitlement. In any instance in which you provide written notice of your termination of the Term of Employment to the Company, the Company may elect to terminate you immediately, in which case the Company’s only obligations to you will be for the Termination Entitlement, treating the last day of the notice period as the date of termination solely for purposes of calculating the Termination Entitlement. In no event will the Company’s early termination of you pursuant to the preceding sentence be considered a termination of the Term of Employment by the Company under Section 5.4 and in no event shall the Company’s early termination of you pursuant to the preceding sentence require the Company to provide the Termination Entitlement for any greater period than the period beginning on the date your written notice of termination is received by the Company and ending ninety (90) days thereafter.

5.7 Release. In the event of a termination of the Term of Employment pursuant to Sections 5.3, 5.4, 5.4A or 5.5 above, a condition precedent to the Company’s obligation to make or continue to make the payments associated with such termination shall be your execution and delivery to the Company of a release of all claims you have against the Company, its affiliates and their related persons arising out of or in connection with your employment or termination of employment, including, but not limited to, a release of all claims of discrimination, in substantially the form attached hereto as Exhibit B (as such form may be updated in the discretion of the Company). The Company will deliver such release to you at or about the time it delivers or receives the notice of termination, and you will execute and deliver such release to the Chief Executive Officer or his or her designee within twenty-one (21) days thereafter. If you fail to execute and deliver such release to the Company within such 21-day period, or if you revoke your consent to such release as provided therein, you will not be eligible to receive any further payments from the Company. Subject to Section 10.12, any payments due to you pursuant to sections 5.3, 5.4, 5.4A or 5.5 shall commence on the first regular payroll date following your execution, delivery and non-revocation of the release of claims.

5.8 Benefits and Other Payments Upon Termination. Upon termination of the Term of Employment, your rights to benefits and payments under any Benefit Plan or Long-Term Incentive Plan or other plan of the Company or TWI will be determined in accordance with the then current terms and provisions of such plans and any agreements under which such benefits or payments were granted.

6. Protection of Confidential Information, Non-Compete and Non-Disparagement.

6.1 Protection of Confidential Information and Non-Competition Covenants.

(a) Acknowledgements. You acknowledge that your employment by the Company will bring you into close contact with many confidential affairs of the Company (“Confidential Information”), including but not limited to information about costs, profits, markets, sales, products, key personnel, operational methods, technical processes, plans for future development and other business affairs and editorial matters not readily available to the public. “Confidential Information” also includes any information related to the business of the Company which the Company treats as proprietary or designates as confidential information, whether or not owned or developed by the Company, and also includes any trade secret information owned or developed by the Company and any information which you should reasonably have known to be confidential or proprietary information of the Company. “Confidential Information” shall not include information in the public domain at the time of the disclosure to or receipt by you; information which, after disclosure to you becomes public as a result of dissemination by a third party and not by an act or omission of you; information which is subsequently disclosed or made available to you without any obligation of confidence by a third party who to your knowledge is not in violation of any confidentiality agreement, common law obligation or understanding between such third party and the Company concerning the confidentiality of such information. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of the Company is international in scope, that its products are marketed throughout the world, that the Company competes in nearly all of its business activities with other organizations that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, you covenant and agree to the requirements of this Section 6.

(b) Safeguarding of Confidential Information. You will keep secret all Confidential Information of the Company, including without limitation, the terms and provisions of this Agreement, and will not use for your own benefit or intentionally disclose such matters to anyone outside of the Company, either during or after the Term of Employment, except that, with the Company’s written consent, (i) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; and (ii) you may disclose the terms of this Agreement to your spouse or life partner, attorney, accountant, and/or financial advisor, provided that such persons also agree to maintain such confidentiality. The rights set forth herein are in addition to all rights the Company may have under the common law or applicable statutory laws relating to the protection of trade secrets.

(c) Return or Erasure of Company Information. You will deliver promptly to the Company (or erase from memory on your computer) on termination of your employment by the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) in any form whatsoever (including information contained in computer memory or on any computer disks) relating to the Company’s business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control.

(d) Nonsolicitation of Employees. In the event your employment terminates for any reason, then for a period of two (2) years after such termination, you will not employ or solicit the employment of, and shall not assist or encourage any other person or entity to employ or solicit the employment of, any person who was an employee of the Company or any of its affiliated companies at the date of your termination or within six (6) months prior thereto; provided, however, that this Section 6.1(d) shall not preclude general advertising for personnel or responding to an unsolicited request for a personal recommendation for or evaluation of an employee of the Company or any of its subsidiaries or affiliates.

(e) Noncompetition. During the Term of Employment and (i) for a period of two (2) years after the effective date of your retirement or other voluntary termination of employment pursuant to Sections 5.3 or 5.6, (ii) for a period of two (2) years after the effective date of your termination of employment pursuant to Section 5.1, or (iii) during the Severance Period for any termination of your employment pursuant to Sections 5.4, 5.4A or 5.5; you will not, directly or indirectly, without the prior written consent of the Chief Executive Officer of the Company or his or her designee(s), render any services to any other person or entity, or acquire any interest of any type in any other person or entity which is engaged, either directly or indirectly, in the development, marketing, distribution, fulfillment or publication of a magazine or website, content digital platform or any other business in competition with the Company, including any division or subsidiary of the Company. The foregoing shall not be deemed to prohibit you from acquiring securities of any corporation which are publicly traded so long as such securities do not constitute more than one percent (1%) of the outstanding voting power of that public company.

6.2 Non-Disparagement. You will not make any statements that are professionally or personally disparaging about, or that are known by you at the time such statements are made to be adverse to, the interests of the Company (including any subsidiaries or affiliates and each of their officers, directors, and employees), including, but not limited to, any statements that disparage any person, product, service, financial condition, or any other aspect of the business of the Company, Company subsidiaries or affiliates.

6.3 Specific Remedy. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of this Section 6, the Company will have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In the event that you violate any of the provisions of this Section 6, the period of the restrictive covenants set forth in those provisions shall be extended for the period of time you remain in violation. You also agree to indemnify the Company and hold the Company harmless from any and all losses suffered by the Company as a result of any violation by you of this Agreement.

7. Ownership of Work Product. You acknowledge that during the Term of Employment, you may, in the course of your employment, conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that, unless the Company otherwise agrees in writing, all of the foregoing shall be owned by and belong exclusively to the Company and that you will have no personal interest therein, provided that they are, in the case of Work Product, developed or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You will further, unless the Company otherwise agrees in writing, (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities to the extent not otherwise owned at law by the Company; (iii) sign all papers necessary to carry out the foregoing; and (iv) give truthful testimony in support of his/her inventorship or creation in any appropriate case. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof. In furtherance of and without limiting the foregoing, any copyrightable work created in connection with the services provided by you hereunder shall be considered “work made for hire” under the Copyright Law of 1976 and any successor thereto, and the Company shall be the owner of such work. You and the Company acknowledge that “Work Product” shall not include any book, article, essay or other work that you edit or author on your personal time in compliance with the Company’s conflict-of-interest rules and Standards of Business Conduct, so long as such work is not based upon or related to your work at Time Inc. Notwithstanding anything to the contrary in this Section 7, you may author or edit a book, article, essay or other work for publication following your employment with the Company, provided that you shall not use any confidential or proprietary information of the Company in such work without obtaining express written permission in advance from the Company.

8. Representations.

(a) You represent and warrant that you are not a party to any agreements or understandings which would prevent your fulfillment of the terms of this Agreement or which would be violated by entering into this Agreement and performing your obligations hereunder.

(b) During the Term of this Agreement the Company and TWI shall have the right to use your name, biography and likeness in connection with their respective businesses and that of their subsidiaries and affiliates, but not as a direct endorsement.

9. Indemnification. You shall be entitled throughout the Term of Employment (and after the end of the Term of Employment, to the extent relating to service during the Term of Employment) to the benefit of the indemnification provisions contained on the date hereof in the Charter and By-laws of the Company (not including any amendments or additions after the Effective Date that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions).

10. General.

10.1 Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

Time Inc.

1271 Avenue of the Americas

New York, NY 10020

Attn: General Counsel

If to you, to the address set forth on the records of the Company

With a copy to:

Wayne N. Outten, Esq.

Outten & Golden LLP

3 Park Avenue

New York, New York 10016

10.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

10.3 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.4 Entire Agreement and No Other Representations. The parties expressly acknowledge, represent and agree that this Agreement is fully integrated, and contains and constitutes the complete and entire agreement and understanding of the parties with respect to the subject matters hereof and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties with respect to the subject matters hereof. The parties further acknowledge, represent and agree that neither has made any representations, promises or statements to induce the other party to enter into this Agreement, and each party specifically disclaims reliance, and represents that there has been no reliance, on any such representations, promises or statements and any rights arising therefrom.

10.5 Assignability. This Agreement and your rights and obligations hereunder may not be assigned by you. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of the business and assets of the Company or of the magazine, group, or division which is employing you and such rights and obligations shall inure to, and be binding upon, any successor to the business or substantially all of the assets of the Company or of the magazine, group, or division which is employing you; whether by merger, purchase of stock or assets or otherwise, and such successor shall expressly assume such obligations.

10.6 Amendments, Waivers. This Agreement may be amended, modified or superseded and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.7 Arbitration. The parties agree that all claims, disputes, and/or controversies arising under this Agreement and/or related to your employment hereunder (whether or not based on contract, tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act, and/or the Americans with Disabilities Act), shall be resolved exclusively through mediation/arbitration by JAMS, in accordance with the JAMS Rules and Procedures for Mediation/Arbitration of Employment Disputes; provided, however, that in the event that the Company alleges that you are in breach of any of the provisions contained in Section 6 or 7 of this Agreement, the Company shall have the right to obtain from any court or arbitrator having jurisdiction, such injunctive or equitable relief, in addition to any other remedies which may be available to the Company. In the event that the Company chooses to bring any such suit, proceeding or action for injunctive or equitable relief in an appropriate court, you hereby waive your right, if any, to trial by jury, and hereby waive your right, if any, to interpose any counterclaim or set-off for any cause whatever. The Company shall be responsible for payment of all filing fees and hearing fees associated with any arbitration commenced under this Agreement.

10.8 Acknowledgment and Consent. You acknowledge that the restrictions contained in this Agreement, including but not limited to those contained in Sections 6 and 7, are fair, reasonable and necessary for the protection of the legitimate business interests of the Company, and that the Company will suffer irreparable harm in the event of any actual or threatened breach by you. You therefore consent to the entry of a restraining order, preliminary injunction, or other court order to enforce this Agreement and expressly waive any security that might otherwise be required in connection with such relief. You also agree that any request for such relief by the Company shall be in addition to and without prejudice to any claim or monetary damages which that Company might elect to assert.

10.9 Severability. If any provision of this Agreement is held to be unenforceable by a court, the remaining provisions shall be enforced to the maximum extent possible. If a court should determine that any provision of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

10.10 Standards of Business Conduct. Attached as Exhibit C and made part of this Agreement is the Company Standards of Business Conduct. You confirm that you have read, understand and will comply with the terms thereof and any reasonable amendments thereto. In addition, as a condition of your employment under this Agreement, you understand that you may be required periodically to confirm that you have read, understand and will comply with the Standards of Business Conduct as the same may be revised from time to time.

10.11 Withholding Taxes. Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

10.12 Compliance with IRC Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the expiration of the six-month period measured from the date of your separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code). On the first day of the seventh month following the date of your separation from service, or if earlier, the date of your death, (x) all payments delayed pursuant to this paragraph (whether they would have otherwise been paid or reimbursed to you in a single sum or in installments) shall be paid or reimbursed to you in a single sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified for them in this Agreement. In addition, if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 10.12; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.

10.13 Reimbursement. The Company shall pay or reimburse you, in accordance with Company policies applicable to employees at your level, for all reasonable travel, entertainment and other business expenses actually incurred or paid by you in the performance of your duties hereunder, if properly substantiated and submitted in accordance with Company policy. You may travel in business class (or first class if business class is not available) for any Company business-related air travel.

10.14 No Offset. Neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.

10.15 Survival. Sections 6, 7, 8, 9 and 10 shall survive any termination of the Term of Employment by the Company for cause pursuant to Section 5.1. Sections 6, 7, 8, 9 and 10 shall survive any termination of the employment pursuant to Sections 5.2, 5.3, 5.4, 5.4A and 5.5. Sections 5.4(c), 5.4(e) and 5.7 shall also survive any termination to the Term of Employment pursuant to Sections 5.4, 5.4A and 5.5.

10.16 Beneficiaries. Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company. You shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

10.17 Counterparts. This Agreement may be executed in any number of counterparts all of which shall constitute one original instrument.

10.18 No Other Payments or Benefits. In the event the Term of Employment is terminated pursuant to any section of this Agreement, you shall not be entitled to any severance under the Company’s general employee policies or any severance policy or plan maintained by the Company, the payment and benefits provided for in this Agreement constituting the sole source of any payments or benefits payable to you except any amounts payable to you as required by applicable law.

If the foregoing correctly sets forth the understanding between you and the Company, please sign and date below and return this Agreement to the Company.

TIME INC.		CONFIRMED AND AGREED:

By:	/s/ James Cummings	By:	/s/ Martha Nelson
	James Cummings Vice President		Martha Nelson

Date:	12/15/12

EXHIBIT B

FORM OF RELEASE

This Release is made by and among                      and TIME INC. (the “Company”), 1271 Avenue of the Americas, New York, NY 10020, as of the date set forth below in connection with the Employment Agreement dated                     , and the letter agreement (the “Letter Agreement”) between                      and the Company dated as of                     , and in association with the termination of my employment with the Company.

In consideration of payments made to me and other benefits to be received by me by the Company and other benefits to be received by me pursuant to the Employment Agreement, as further reflected in the Letter Agreement, I,                     , being of lawful age, and on behalf of myself, my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”) do hereby release and forever discharge the Company and Time Warner Inc., and each of their respective parent entities, subsidiaries, divisions, related and affiliated entities and employee benefit plans, and all of their officers, directors, shareholders, agents, administrators, trustees, fiduciaries and employees (in their official and individual capacities), and all of their heirs, executors, administrators, predecessors, successors, and assigns (collectively referred to herein as “Time Inc. Entities and Persons”), of and from any and all actions, causes of action, claims, or demands of any kind whatsoever (including without limitation for general, special or punitive damages, attorney’s fees, expenses, or other compensation and/or equitable remedy), known or unknown, which in any way relate to or arise out of my employment with the Time Inc. Entities and Persons or the termination of such employment, which I had or may now have against any Time Inc. Entities or Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date I sign this Release. Each of the Time Inc. Entities and Persons is intended to be a third party beneficiary under this Release.

Without limiting the generality of the foregoing, this Release is intended to and shall release the Time Inc. Entities and Persons from any and all claims, whether known or unknown, which Releasors ever had or may now have against any of the Time Inc. Entities and Persons arising out of my employment, the terms and conditions of such employment, and/or the termination or separation of my employment, including but not limited to: (i) any claims of discrimination or harassment in employment on the basis of age, religion, gender, sexual orientation, race, national origin, disability or any other legally protected characteristic, and of retaliation, under, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the New York Human Rights Law, the New York Labor Law; the New York City Administrative Code, and all other federal, state and local equal employment opportunity and fair employment practice laws (all as amended); (ii) any claims under the Employee Retirement Income Security Act of 1974 (except as set forth below), the Family and Medical Leave Act and state and local laws of similar effect, the National Labor Relations Act, Workers Adjustment and Retraining Notification Act, the New York Workers Adjustment and Retraining Notification Act and other state and local laws of similar effect (all as amended); and (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment, the terms and

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conditions of such employment, and/or the termination or separation of such employment, and/or any of the events and decisions relating directly or indirectly to or surrounding the termination of that employment, including but not limited to claims for breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, whistleblowing, harassment, retaliation, mental distress, emotional distress, physical injury, humiliation or compensatory or punitive damages.

By virtue of this Release, I agree that I have waived any damages and other relief available to me (including, without limitation, money damages, equitable relief and reinstatement) with respect to any claim or cause of action waived or released herein. Nothing herein, however, shall constitute a waiver of claims arising after the date I sign this Release or the Letter Agreement, claims to enforce the Employment Agreement my rights to accrued, vested benefits under any qualified or non-qualified employee benefit plan of the Company or its parent companies or subsidiaries (in accordance with the terms of the official plan documents and applicable law), claims for benefits under the Company group medical, dental and vision plans (in accordance with the terms of such plans and applicable law), claims for unemployment or workers compensation benefits, claims under the Fair Labor Standards Act, or any claim that cannot be waived by law. Nothing contained herein shall constitute a release of any claim for indemnification for acts or omissions taken or omitted to be taken by me on or prior to the date of my execution of this release under the Charter and Bylaws of the Company or any of its subsidiaries or affiliates, nor constitute a release of any rights I may have to liability insurance coverage (such as directors and officers liability insurance) for any acts or omissions taken or omitted to be taken by me prior to the date of my execution of this release. Additionally, nothing in the Letter Agreement or this Release shall be construed to prevent me from filing a charge with, responding to a subpoena from, or participating in an investigation conducted by, any governmental agency, though I acknowledge and agree that I have waived the right to recover monetary damages and any other relief with respect to the claims I am waiving and releasing in this Release in connection with any charge or proceeding.

I acknowledge that I have been given 21 days from the day I received a copy of this Release and the Letter Agreement to sign these papers and that I have been advised to consult an attorney before signing them. I understand that I have the right to revoke my consent to this Release and the Letter Agreement for seven days following my signing this Release and the Letter Agreement. Provided I do not revoke them, the effective date of this Release and the Letter Agreement shall be the 8th day after I sign them.

I further state that I have read the foregoing document and the Letter Agreement, that I know and understand the contents thereof, and that I knowingly and voluntarily have signed the same as my own free act.

WITNESS my hand this      day of                         , 20    .

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EXHIBIT C

TIME INC. STANDARDS OF BUSINESS CONDUCT

(Attached)